The information in this pricing supplement is not complete and may be changed.   This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 28, 2018

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Notes due August 31, 2023 Linked to the Performance of a Basket of Reference Assets Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 28, 2018
Issue Date:	August 31, 2018
Final Valuation Date:*	August 25, 2023
Maturity Date:*	August 31, 2023
Reference Asset:

An equally-weighted basket (the “Basket”) consisting of the Vanguard® REIT ETF (the “REIT ETF”), the Consumer Staples Select Sector SPDR® Fund (the “Consumer Staples Fund”), the SPDR® S&P® Regional Banking ETF (the “Regional Banking ETF”) and the EURO STOXX 50® Index (the “EURO STOXX 50 Index”) as set forth in the following table:

	Basket Component	Bloomberg Ticker	Weight	Initial Value
	REIT ETF	VNQ UN <Equity>	25.00%	[•]
	Consumer Staples Fund	XLP UN <Equity>	25.00%	[•]
	Regional Banking ETF	KRE UN <Equity>	25.00%	[•]
	EURO STOXX 50 Index	SX5E <Index>	25.00%	[•]

	Each of the REIT ETF, the Consumer Staples Fund, the Regional Banking ETF and the EURO STOXX 50 Index are referred to as a “Basket Component” and collectively as the “Basket Components.”

Payment at Maturity:

If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Basket Return is greater than 0.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

▪                   If the Basket Return is less than or equal to 0.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	4.00%	96.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $960.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $916.50 and $936.50 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 4.00% of the principal amount of the Notes, or up to $40.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Upside Leverage Factor:	1.25

Basket Component Return:	With respect to each Basket Component, an amount calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to each Basket Component, the Closing Value on the Initial Valuation Date, as set forth in the table above
Final Value:	With respect to each Basket Component, the Closing Value on the Final Valuation Date
Basket Return:	The Basket Return is equal to the average of the Basket Component Returns of each Basket Component
Closing Value:

All references in this pricing supplement to the Closing Value of the EURO STOXX 50 Index mean the closing level of the EURO STOXX 50 Index as set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF mean the closing price of one share of such Basket Component as set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06746XNG4 / US06746XNG42

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•      Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•      Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•      You do not seek an investment that produces periodic interest or coupon payments or other sources of current income, and you are willing to forgo any dividends paid on the component securities held by the Basket Components.

•      You anticipate that the Basket Return will be greater than 0.00%.

•      You understand and accept the risks that the performance of the lesser performing Basket Components will mitigate the performance of the better performing Basket Components and you may not receive a positive return at maturity even if one or more Basket Components performs positively.

•      You are willing to accept the risks associated with an investment linked to the performance of the Basket Components.

•      You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•      You are willing to assume our credit risk for all payments on the Notes.

•      You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•      You seek an investment that produces periodic interest or coupon payments or other sources of current income, and/or you would prefer to receive any dividends paid on the component securities held by the Basket Components.

•      You do not anticipate that the Basket Return will be greater than 0.00%.

•      You are unwilling to accept the risks that the performance of the lesser performing Basket Components will mitigate the performance of the better performing Basket Components and that you may not receive a positive return at maturity even if one or more Basket Components performs positively.

•      You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components and/or that is based on a weighted allocation to the Basket Components as set forth herein.

•      You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•      You are unwilling or unable to assume our credit risk for all payments on the Notes.

•      You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Basket Component and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The numbers set forth in the following examples and tables below, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. You should not take these examples as an indication or assurance of the expected performance of the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. These examples do not take into account any tax consequences of an investment in the Notes and make the following key assumption:

▪      Hypothetical Initial Value of each Basket Component: 100.00*

* The hypothetical Initial Value of 100.00 for each Basket Component has been chosen for illustrative purposes only. The Initial Value for each Basket Component will equal the Closing Value on the Initial Valuation Date. For historical Closing Values of the Basket Components, please see the historical information set forth under the section titled “Information Regarding the Basket Components” below. We cannot predict the Closing Value of any Basket Component on any date during the term of the Notes, including on the Final Valuation Date.

Illustrative Calculations of Basket Component Returns, Final Basket Value, Basket Return and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return.

Basket Component	Final Value	Basket Component Return
REIT ETF	95.00	-5.00%
Consumer Staples Fund	110.00	10.00%
Regional Banking ETF	120.00	20.00%
EURO STOXX 50 Index	105.00	5.00%

Step 1: Calculate the Basket Component Return of each Basket Component.

As set forth in the table above, the Basket Component Return for each Basket Component is equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2:  Calculate the Basket Return.

The Basket Return is equal to the average of the Basket Component Returns for each Basket Component. Accordingly, the Basket Return is equal to 7.50%.

Step 3: Calculate the Payment at Maturity.

Because the Basket Return is greater than 0.00%, you will receive a payment at maturity of $1,062.50 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 7.50% × 1.25] = $1,093.75

The total return on investment of the Notes is 9.375%.

Additional Examples of Amounts Payable at Maturity

Basket Return	Payment at Maturity*	Total Return
50.00%	$1,625.00	62.50%
40.00%	$1,500.00	50.00%
30.00%	$1,375.00	37.50%
20.00%	$1,250.00	25.00%
10.00%	$1,125.00	12.50%
5.00%	$1,062.50	6.25%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%
* per $1,000 principal amount Note

The following examples illustrate how total returns set forth in the table above are calculated:

Example 1: The Basket Return is 10.00%

Because the Basket Return is greater than 0.00%, you will receive a payment at maturity of $1,125.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.25] = $1,125.00

The total return on investment of the Notes is 12.50%

Example 2: The Basket Return is -50.00%

Because the Basket Return is less than 0.00%, you will receive a payment at maturity of $1,000 per $1,000.00 principal amount Note that you hold:

The total return on investment of the Notes is 0.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•      The Payment at Maturity on Your Notes is Based Solely on the Closing Values of the Basket Components on the Final Valuation Date—The Basket Component Return of each Basket Component (and resulting Basket Returns) will be based solely on the Final Value of each Basket Component on the Final Valuation Date. Accordingly, if the value of one or more Basket Components drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would otherwise have been had it been linked to the values of the Basket Components at any time prior to such drop.

•      The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Return will be equal the average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may not receive a positive return at maturity even if one or more Basket Components performs positively.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of negative performance for the Basket Components.

Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of the Notes and the return that you will receive at maturity.

•      The Upside Leverage Factor Applies Only if You Hold Your Notes to Maturity—You should be willing to hold the Notes to maturity. If you are able to sell the Notes prior to scheduled maturity in the secondary market, the price you receive likely will not reflect the full economic value of the Upside Leverage Factor or the Notes themselves, and the return you realize may be less than the product of the performance of the Basket Return and the Upside Leverage Factor and may be less than the Basket Return itself, even if such return is greater than 0.00%. You can receive the full benefit of the Upside Leverage Factor only if you hold the Notes to maturity.

•      Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a Default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•      Owning the Notes is Not the Same as Owning the Basket Components, the Component Securities Held by Basket Components or the Securities Composing the Underlying Indices—The return on the Notes may not reflect the return you would realize if you actually owned the Basket Components, the component securities held by the Basket Components or the securities composing the underlying indices which the Reference Assets are designed to track (“Underlying Indices”). As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices would have.

•      Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•      The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•      The Notes Do Not Provide Direct Exposure to Fluctuations in Foreign Exchange Rates With Respect to the EURO STOXX 50 Index—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the EURO STOXX 50 Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50 Index.  In addition, any payments on the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the EURO STOXX 50 Index; you will not benefit from any appreciation of such currencies relative to the U.S. dollar, which you would have had you owned the securities underlying the EURO STOXX 50 Index directly.

•      Certain Features of Exchange-Traded Funds Will Impact the Value of the REIT ETF, the Consumer Staples Fund, the Regional Banking ETF and the Value of the Notes:

o      Management Risk. This is the risk that the investment strategy for the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. Because, however, the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o      Derivatives Risk. The REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the losses of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF, and, as a consequence, the losses on your Notes, may be greater than if the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF invested only in conventional securities.

o      Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may not replicate the performance of, and may underperform, its respective Underlying Index. Each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its respective Underlying Index due to differences in trading hours between each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF and its respective Underlying Index or due to other circumstances. During periods of market volatility, securities underlying each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF and the liquidity of each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF. As a result, under these circumstances, the market value of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may vary substantially from the net asset value per share of each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•      An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Basket Components,” the investment objective of each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation, the ability of borrowers to repay loans (in the case of the Regional Banking ETF) and supply and demand for the products and services offered by such companies. Any adverse development in the particular sectors tracked by the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF may have a material adverse effect on the securities held in the portfolio of each of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF and, as a result, may have a material adverse effect on the prices of the REIT ETF, the Consumer Staples Fund and the Regional Banking ETF and the value of the Notes.

•      The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Values at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the values at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the values at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket

Components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Basket Components and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•      Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including

o     the value of each Basket Component, and the market prices of the components of each Basket Component;

o     the expected volatility of the Reference Assets and the components of each Index;

o     correlation (or lack of correlation) of the Basket Components;

o     the time to maturity of the Notes;

o     the dividend rate on the components of each Basket Component;

o     interest and yield rates in the market generally;

o     a variety of economic, financial, political, regulatory or judicial events;

o     the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EURO STOXX 50 Index trade;

o     supply and demand for the Notes; and

o     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•      Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

INFORMATION REGARDING THE BASKET COMPONENTS

Vanguard® Real Estate ETF

We have derived all information contained in this pricing supplement regarding the Vanguard® Real Estate ETF (the “VNQ Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Vanguard Specialized Funds (the “Vanguard Specialized Trust”) and The Vanguard Group, Inc. (“Vanguard”). The VNQ Fund is an investment portfolio maintained and managed by Vanguard Specialized Trust. Vanguard is currently the investment adviser to the VNQ Fund. The VNQ Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

The VNQ Fund seeks to track the performance of a benchmark index that measures the performance of publicly traded equity REITs and other real estate-related investments, which is currently the MSCI US Investable Market Real Estate 25/50 Index. Prior to February 1, 2018 and May 25, 2018, the VNQ Fund tracked the MSCI US REIT Index and MSCI US Investable Market Real Estate 25/50 Transition Index, respectively.

The MSCI US Investable Market Real Estate 25/50 Index is designed to measure the performance of the large-, mid- and small-cap segments of the real estate sector of the U.S. equities market, as classified under the Global Industry Classification Standard (GICS). The GICS real estate sector is composed of equity real estate investment trusts (known as REITs), which includes specialized REITs, and real estate management and development companies.

The VNQ Fund attempts to replicate its tracked index by investing all, or substantially all, of its assets—either directly or indirectly through a wholly owned subsidiary (the underlying fund), which is itself a registered investment company—in the stocks that make up the tracked index, holding each stock in approximately the same proportion as its weighting in the tracked index. The VNQ Fund may invest a portion of its assets in the underlying fund, which has the same investment strategy as the VNQ Fund. The returns of the VNQ Fund may be affected by certain management fees and other expenses. The performance of the underlying fund will also reflect fees and expenses, which are separate from and in addition to those of the VNQ Fund. These separate fees and expenses may reduce the VNQ Fund’s performance.

The Vanguard Specialized Trust is a registered investment company that consists of numerous separate investment portfolios, including the VNQ Fund. Information provided to or filed with the SEC by Vanguard Specialized Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-88116 and 811-03916, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Specialized Trust, Vanguard and the VNQ Fund, please see the VNQ Fund’s prospectus. In addition, information about Vanguard and the VNQ Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Vanguard website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI US Investable Market Real Estate 25/50 Index

We have derived all information contained in this pricing supplement regarding the MSCI US Investable Market Real Estate 25/50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). The MSCI US Investable Market Real Estate 25/50 Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI US Investable Market Real Estate 25/50 Index at any time.

The MSCI US Investable Market Real Estate 25/50 Index and its parent index, MSCI USA Investable Market Real Estate Index, are both designed to measure the performance of the large-, mid- and small-cap segments of the real estate sector of the U.S. equities market. All securities in the MSCI US Investable Market Real Estate 25/50 Index and its parent index are classified in the Real Estate sector as per the Global Industry Classification Standard (“GICS®”). However, unlike its parent index, the MSCI US Investable Market Real Estate 25/50 Index applies certain investment limits that are imposed on regulated investment companies (“RICs”) under the current U.S. Internal Revenue Code. The MSCI US Investable Market Real Estate 25/50 Index is an index created by applying the weight constraints described below to its parent index.

Objectives and Guiding Principles

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a RIC. More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25.00% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5.00% of the fund should not exceed 50.00% of the fund’s total assets. The MSCI US Investable Market Real Estate 25/50 Index takes into account these investment limits, offering a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI US Investable Market Real Estate 25/50 Index from underlying non-constrained indices.

Reflecting the 25.00% and 50.00% concentration constraints. Reflecting the 25.00% and 50.00% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires the MSCI US Investable Market Real Estate 25/50 Index to be rebalanced periodically. The MSCI US Investable Market Real Estate 25/50 Index is rebalanced in February, May, August and November.

Minimizing tracking error to the parent index. Minimizing the tracking error between the MSCI US Investable Market Real Estate 25/50 Index and the parent index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing the MSCI US Investable Market Real Estate 25/50 Index using an optimization process that aims to minimize the constituent weight differences between the MSCI US Investable Market Real Estate 25/50 Index and the parent index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI U.S. Investable Market Real Estate 25/50 Index

The MSCI US Investable Market Real Estate 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets. The MSCI US Investable Market Real Estate 25/50 Index is subject to the following constraints:

•                  no issuer may exceed 25.00% of index weight; and

•                  all issuers with weight above 5.00% may not exceed 50.00% of the index weight.

Minimizing weight distance from the parent index. The MSCI US Investable Market Real Estate 25/50 Index methodology aims at minimizing the weight distance from the parent index. The active risk or the tracking error of the MSCI US Investable Market Real Estate 25/50 Index versus the parent index is measured as the distance between the constituent weights of the MSCI US Investable Market Real Estate 25/50 Index and the parent index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the MSCI US Investable Market Real Estate 25/50 Index.

Minimum weight of constituents. The minimum weight of any MSCI US Investable Market Real Estate 25/50 Index constituent is equal to the weight of the smallest constituent in the parent index.

Buffer Rules. A buffer of 10.00% of the value of each constraint is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI US Investable Market Real Estate 25/50 Index, the weight of any single issuer cannot exceed 22.50% of the index weight and all issuers with weight above 4.50% cannot exceed 45.00% of the index weight.

Maintenance Rules

Quarterly index reviews. The MSCI US Investable Market Real Estate 25/50 Index is rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the parent index.

The MSCI US Investable Market Real Estate 25/50 Index is in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case a pro forma MSCI US Investable Market Real Estate 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI US Investable Market Real Estate 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of the MSCI US Investable Market Real Estate 25/50 Index. The constraint factor is defined as the weight in the MSCI US Investable Market Real Estate 25/50 Index at the time of the rebalancing divided by the weight in the parent index. The constraint factor as well as the constituents of the MSCI US Investable Market Real Estate 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to the parent index following a corporate event is added to the MSCI US Investable Market Real Estate 25/50 Index with an estimated capped weight, without rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI US Investable Market Real Estate 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to the parent index, it will be added to the MSCI US Investable Market Real Estate 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from the parent index following a corporate event triggers its deletion from the MSCI US Investable Market Real Estate 25/50 Index without rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

The addition of a newly eligible security in the parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the MSCI US Investable Market Real Estate 25/50 Index and consequently trigger the full rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

Issuer Concentration Issues

A minimum of 15 issuers in the parent index is required at any point in time for the MSCI US Investable Market Real Estate 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

•      Number of issuers drops to 14: the buffer mentioned above will be reduced from 10.00% to 9.00%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•      Number of issuers drops to 13: the buffer mentioned above will be reduced from 10.00% to 4.00%. Thus, the weight of any single issuer cannot exceed 24.00% of the index weight and all issuers with weight above 4.80% cannot exceed 48.00% of the index weight.

•      Number of issuers drops to 12: the buffer mentioned above will be reduced from 10.00% to 0.00%. Thus, the weight of any single issuer cannot exceed 25.00% of the index weight and all issuers with weight above 5.00% cannot exceed 50.00% of the index weight.

The MSCI US Investable Market Real Estate 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25.00% and 50.00% constraints. MSCI will however temporarily maintain the MSCI US Investable Market Real Estate 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI US Investable Market Real Estate 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•      Securities deleted from the MSCI US Investable Market Real Estate 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•      Eligible securities of relevant size not included in the parent index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI US Investable Market Real Estate 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

Index Calculation

The MSCI US Investable Market Real Estate 25/50 Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

Historical Performance of the REIT ETF

The table below shows the high, low and final Closing Values of the REIT ETF for each of the periods noted below. The graph below sets forth the historical performance of the Regional Banking ETF based on the daily Closing Values from January 1, 2013 through August 24, 2018. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	70.53	66.61	70.53
June 30, 2013	78.15	65.68	68.72
September 30, 2013	72.55	63.50	66.14
December 31, 2013	71.05	64.20	64.56
March 31, 2014	71.79	64.57	70.62
June 30, 2014	76.41	70.47	74.84
September 30, 2014	77.92	71.35	71.85
December 31, 2014	82.45	71.79	81.00
March 31, 2015	88.65	80.37	84.31
June 30, 2015	85.71	74.69	74.69
September 30, 2015	80.73	72.20	75.54
December 31, 2015	81.59	75.91	79.73
March 31, 2016	83.80	71.47	83.80
June 30, 2016	88.67	80.93	88.67
September 30, 2016	92.65	84.34	86.74
December 31, 2016	85.12	78.07	82.53
March 31, 2017	85.85	80.41	82.59
June 30, 2017	85.52	80.97	83.23
September 30, 2017	85.71	81.16	83.09
December 31, 2017	85.64	81.27	82.98
March 31, 2018	82.67	72.34	75.47
June 30, 2018	81.45	73.99	81.45
August 24, 2018*	84.12	80.50	83.42

*            For the period beginning July 1, 2018 and ending August 24, 2018

Historical Performance of the Vanguard® REIT ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SPDR® S&P® Regional Banking ETF

We have derived all information contained in this pricing supplement regarding the Regional Banking ETF from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSgA FM”). The Regional Banking ETF is an investment portfolio maintained and managed by SSgA FM. SSgA FM is the investment adviser to the Regional Banking ETF. The Regional Banking ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KRE.”

The SPDR® Series Trust consists of separate investment portfolios (each, a “Series Fund”). Each Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”). The S&P TM Index is a benchmark intended to track the performance of companies of all market capitalization in the U.S. equities market. The investment objective of each Series Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Regional Banking ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSgA FM or the Fund, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSgA FM, the Regional Banking ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Regional Banking ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select Industry Index (the “Regional Banking Index”). For more information, please see “—The Regional Banking Index” below.

Investment Strategy — Sampling

In seeking to track the performance of the Regional Banking Index, the Regional Banking ETF employs a “sampling” strategy, which means that the Regional Banking ETF is not required to purchase all of the securities represented in the Regional Banking Index. Instead, the Regional Banking ETF may purchase a subset of the securities in the Regional Banking Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of such index.

Under normal market conditions, the Regional Banking ETF generally invests substantially all, but at least 80.00%, of its total assets in the securities included in the Regional Banking Index. In addition, the Regional Banking ETF may invest in equity securities that are not included in the Regional Banking Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation and Tracking Error

The Regional Banking Index is a theoretical financial calculation, while the Regional Banking ETF is an actual investment portfolio. The performance of the Regional Banking ETF and the Regional Banking Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100.00% is generally referred to as “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Regional Banking Index

The Regional Banking Index is an equal-weighted index that is designed to measure the performance of the regional banks sub-industry group of the S&P TM Index.

The Regional Banking Index is reported by Bloomberg under the ticker symbol “SPSIRBK.” For more information about the S&P Select Industry Indices, please see “—The S&P Select Industry Indices” below.

The S&P Select Industry Indices

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry and must satisfy one of the two following combined size and liquidity criteria:

1.              float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90.00%; or

2.              float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150.00%.

A number of companies in the S&P TM Index are represented by multiple share class lines. To determine eligibility for the Select Industry Indices, the float-adjusted market capitalization of each share class line of multiple class companies is combined to arrive at a company float-adjusted market capitalization figure. The liquidity of each individual share class line is evaluated independently based on the float-adjusted market capitalization of that individual line. If an individual share class line of a multiple share class company does not meet the liquidity criteria, the remaining share class line has its float-adjusted market capitalization reevaluated independently to ensure that it continues to meet the size criteria on its own.

All companies satisfying the above requirements are included in a Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 companies in a Select Industry Index, companies from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 companies. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50.00%.

To be eligible for inclusion in a Select Industry Index, a company must also meet the following requirements:

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90.00% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150.00% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50.00% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions. At the discretion of S&P Dow Jones Indices LLC, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P Dow Jones Indices LLC believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries set forth above.

The membership to the Select Industry Indices is reviewed quarterly. Re-balancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing Values as of the second Friday of the last month of the quarter are used for setting index weights.

Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a company deletion causes the number of companies in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Historical Performance of the Regional Banking ETF

The table below shows the high, low and final Closing Values of the Regional Banking ETF for each of the periods noted below. The graph below sets forth the historical performance of the Regional Banking ETF based on the daily Closing Values from January 1, 2013 through August 24, 2018. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	31.91	28.93	31.79
June 30, 2013	33.97	29.91	33.88
September 30, 2013	37.54	34.49	35.65
December 31, 2013	40.77	35.04	40.61
March 31, 2014	42.47	36.84	41.38
June 30, 2014	42.16	37.30	40.32
September 30, 2014	41.14	37.61	37.86
December 31, 2014	41.18	36.05	40.70
March 31, 2015	41.58	36.54	40.83
June 30, 2015	45.37	40.78	44.16
September 30, 2015	45.03	38.56	41.18
December 31, 2015	45.93	40.47	41.92
March 31, 2016	40.89	32.89	37.64
June 30, 2016	41.98	35.51	38.40
September 30, 2016	43.09	36.85	42.27
December 31, 2016	56.46	41.71	55.57
March 31, 2017	59.36	52.59	54.61
June 30, 2017	55.75	51.71	54.95
September 30, 2017	56.76	49.59	56.76
December 31, 2017	60.35	54.35	58.85
March 31, 2018	65.03	58.91	60.39
June 30, 2018	65.74	59.21	61.00
August 24, 2018*	64.28	60.85	63.42
* For the period beginning July 1, 2018 and ending August 24, 2018

Historical Performance of the SPDR® S&P® Regional Banking ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Consumer Staples Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Consumer Staples Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2018 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Technology Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

The Consumer Staples Fund is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Consumer Staples Fund is “XLP.” The Consumer Staples Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the Consumer Staples Select Sector Index.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Consumer Staples Fund. The Consumer Staples Fund is an exchange-traded fund that invests in a particular sector or group of industries represented by the Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index includes companies in the following industries: food & staples retailing; beverages; food products; tobacco; household products; and personal products. The companies included in the Consumer Staples Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or any SPDR Select Sector Fund, please see the prospectus for the Select Sector Trust. In addition, information about the Select Sector Trust, SSgA FM and the Technology Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to any of the Component Baskets, including the Select Sector Funds. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Performance of the Consumer Staples Fund

The table below shows the high, low and final Closing Values of the Consumer Staples Fund for each of the periods noted below. The graph below sets forth the historical performance of the Consumer Staples Fund based on the daily Closing Values from January 1, 2013 through August 24, 2018. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	39.77	35.47	39.77
June 30, 2013	42.14	39.17	39.67
September 30, 2013	41.80	39.23	39.80
December 31, 2013	43.33	39.68	42.98
March 31, 2014	43.06	39.88	43.06
June 30, 2014	45.67	42.75	44.62
September 30, 2014	45.61	43.14	45.11
December 31, 2014	49.46	44.09	48.49
March 31, 2015	50.21	47.95	48.74
June 30, 2015	49.75	47.57	47.60
September 30, 2015	50.82	45.70	47.19
December 31, 2015	51.26	47.19	50.49
March 31, 2016	53.34	48.27	53.06
June 30, 2016	55.15	51.77	55.15
September 30, 2016	55.71	52.68	53.21
December 31, 2016	52.87	50.25	51.71
March 31, 2017	55.42	51.44	54.58
June 30, 2017	57.33	54.49	54.94
September 30, 2017	55.86	53.92	53.98
December 31, 2017	57.00	52.57	56.89
March 31, 2018	58.71	50.86	52.63
June 30, 2018	53.28	48.98	51.53
August 24, 2018*	55.02	51.23	54.06
* For the period beginning July 1, 2018 and ending August 24, 2018

Historical Performance of the Consumer Staples Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the EURO STOXX 50 Index, please see “Indices — The EURO STOXX 50® Index” in the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

The table below shows the high, low and final Closing Values of the EURO STOXX 50 Index for each of the periods noted below. The graph below sets forth the historical performance of the EURO STOXX 50 Index based on the daily Closing Values from January 1, 2013 through August 24, 2018. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 31, 2015	3,506.45	3,069.05	3,267.52
March 31, 2016	3,178.01	2,680.35	3,004.93
June 30, 2016	3,151.69	2,697.44	2,864.74
September 30, 2016	3,091.66	2,761.37	3,002.24
December 31, 2016	3,290.52	2,954.53	3,290.52
March 31, 2017	3,500.93	3,230.68	3,500.93
June 30, 2017	3,658.79	3,409.78	3,441.88
September 30, 2017	3,594.85	3,388.22	3,594.85
December 31, 2017	3,697.40	3,503.96	3,503.96
March 31, 2018	3,672.29	3,278.72	3,361.50
June 30, 2018	3,592.18	3,340.35	3,395.60
August 24, 2018*	3,527.18	3,359.08	3,427.44
* For the period beginning on July 1, 2018 and ending on August 24, 2018

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.